Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact                        Press Contact
--------------------------                        -------------
Barbara Domingo                                   Shannon Mangum Henderson
Align Technology, Inc.                            Ethos Communication, Inc.
(408) 470-1000                                    (678) 417-1767
investorinfo@aligntech.com                        shannon@ethoscommunication.com

                ALIGN TECHNOLOGY ELECTS NEW CHAIRMAN AND DIRECTOR

Santa Clara, Calif. - February 23, 2006 - Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today announced that the Board of Directors has elected C. Raymond Larkin Jr. as Chairman and George Morrow as a new director of the Company. Align also announced that directors Kelsey Wirth and Brian Dovey will not stand for re-election to the board and will retire at the Company's annual general meeting of stockholders on May 24, 2006.

Mr. Larkin has been a member of Align's Board of Directors since March 2004. He is a principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies, and was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, one of the world's preeminent respiratory products companies, for which he served as president and chief executive officer from 1989 until 1997. Under Mr. Larkin's leadership over 15 years, Nellcor grew to nearly $1 billion. He currently serves on the board of Davita, Inc. as well as a number of private companies and non-profit organizations . Mr. Larkinis a frequent guest speaker at many healthcare and biotechnology events.

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George Morrow is the Executive Vice President, Global Commercial Operations at
Amgen Inc., a global biotechnology company, where he also served as the company's Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc., where he led a $6.5 billion U.S. organization. He has served on boards of numerous organizations, including Central Carolina Bank Financial Corporation, GlaxoSmithKline PLC, Johns Hopkins University School of Public Health, and The Fuqua School of Business at Duke University.

Align co-founder and director Kelsey Wirth and director Brian Dovey will retire from the board effective May 24, 2006, following eight years of dedicated stewardship and service to the Company.

"I want to thank Kelsey and Brian for their counsel, support and hard work on Align's behalf over the last several years. Their dedication and faith in the Company has been instrumental to our growth and success," said Thomas M. Prescott, Align President and Chief Executive Officer. "I am confident that they are leaving behind a strong and well-rounded board, and I look forward to the experience and insight Ray Larkin and George Morrow bring to their new roles."

ABOUT ALIGN TECHNOLOGY, INC.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

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